MPLX LP reports record first-quarter 2018 financial results

Conference call and webcast rescheduled for 11 a.m. today

•	Reported record first-quarter net income of $421 million and adjusted EBITDA of $760 million

•	Reported first-quarter net cash from operating activities of $450 million and distributable cash flow of $619 million

•	Declared 21st consecutive quarterly distribution increase to $0.6175 per common unit, a 14 percent increase over the first quarter of 2017

•	Affirmed 2018 distribution growth guidance of 10 percent and execution of self-funding plan

FINDLAY, Ohio, April 30, 2018 - MPLX LP (NYSE: MPLX) today reported record first-quarter 2018 net income attributable to MPLX of $421 million compared with $150 million in the first quarter of 2017.

MPLX also reported record adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $760 million and record income from operations of $557 million. Results were driven by strong contributions from the underlying base business as well as the Feb. 1 dropdown of refining logistics assets and fuels distribution services from sponsor Marathon Petroleum Corp. (NYSE: MPC).

The partnership ended the quarter with strong distribution coverage of 1.29 times and affirmed its 2018 distribution growth guidance of 10 percent. Debt-to-pro forma adjusted EBITDA was 3.8 times for the quarter. Consistent with its strategy to maximize unitholder returns and execute a self-funding model, the partnership did not issue public equity during the first quarter.

“Our record financial results reflect MPLX’s significant transformation into one of the largest diversified master limited partnerships in the energy sector,” said Gary R. Heminger, chairman and chief executive officer. “The dropdowns of the past year have nearly doubled the partnership’s earnings base, and the elimination of incentive distribution rights improves the partnership’s cost of capital. Combined with our existing business and planned organic growth, the partnership is extraordinarily well-positioned to deliver long-term sustainable distribution growth for our investors.”

Gathering and Processing (G&P) reported segment operating income of $350 million for the quarter and segment adjusted EBITDA of $323 million, up $41 million and $42 million on a year-over-year basis, respectively. The G&P segment continues to build upon its strong footprint in the Marcellus, Utica, Permian and STACK shale plays. In the Northeast, the partnership added capacity to support producer needs. The Sherwood 9, 200-million-cubic-feet-per-day gas processing plant was commissioned during the quarter and is expected to ramp up in the second quarter. The partnership also added 200 million cubic feet per day of processing capacity at its highly utilized Houston, Pennsylvania, complex to support increased demand. MPLX expects to further strengthen its position as the largest processor and fractionator in the Northeast by adding approximately 800 million cubic feet per day of incremental processing capacity and 100,000 barrels per day of additional fractionation capacity during the second half of 2018, expanding its earnings base.

Continuing to expand on its Permian growth strategy, MPLX commissioned operations of the 200-million-cubic-feet-per-day Argo plant, doubling the partnership’s gas processing capacity in the Permian basin. Construction of the 75-million-cubic-feet-per-day Omega gas processing plant in the STACK shale play in Oklahoma is on schedule and expected to be completed by mid-2018. These new facilities provide an important addition to the partnership’s expanding footprint in these regions.

Logistics and Storage (L&S) reported segment operating income of $424 million for the quarter and segment adjusted EBITDA of $437 million, up $268 million and $295 million on a year-over-year basis, respectively. During the quarter, the L&S segment significantly expanded its earnings base with the Feb. 1 acquisition of refining logistics assets and fuels distribution services from MPC. These assets and services are projected to generate annual EBITDA of $1 billion, providing additional high-quality fee-based revenue streams to the partnership.

MPLX also continued to execute its organic growth plan for the L&S segment. The partnership commenced operations of the Robinson butane cavern in late March and expanded its marine fleet by two boats and 13 barges, with further growth planned later this year. The expansions of the Ozark and Wood River-to-Patoka pipeline systems, which deliver Cushing, Oklahoma-sourced crude to Patoka, Illinois, continue to be targeted for completion by mid-2018. These projects are expected to create additional fee-based revenue for the partnership while providing logistics solutions and crude optionality to MPC and other market participants.

“We are enthusiastic about the future for MPLX and the value proposition for our unitholders,” Heminger said. “The partnership is extraordinarily well-positioned with strong and growing operations in the most prolific and economic shale plays in the country and a diversified suite of logistics assets. With a strong balance sheet and an investment-grade credit profile, we believe MPLX is one of the most compelling investments in the midstream space.”

Financial Highlights

	Three Months Ended March 31
(In millions, except per unit and ratio data)	2018	2017
Net income attributable to MPLX	$421	$150
Adjusted EBITDA attributable to MPLX(a)	760	423
Net cash provided by operating activities	450	377
Distributable cash flow ("DCF")(a)	619	354
Distribution per common unit(b)	0.6175	0.5400
Distribution coverage ratio(c)	1.29x	1.29x
Growth capital expenditures(d)	470	358

(a)	Non-GAAP measure calculated before the distribution to preferred units. See reconciliation below.

(b)	Distributions declared by the board of directors of MPLX’s general partner.

(c)	Non-GAAP measure. See calculation below.

(d)	Excludes non-affiliated joint-venture (JV) members' share of capital expenditures. See capital expenditures table below.

Operational Highlights

•	Reported total gathered volumes of 4.2 billion cubic feet per day in the first quarter of 2018, a 31 percent increase compared with the first quarter of 2017.

•	Reported total processed volumes of 6.6 billion cubic feet per day in the first quarter of 2018, an 8 percent increase compared with the first quarter of 2017.

•	Reported total fractionated volumes of 423,000 barrels per day in the first quarter of 2018, a 15 percent increase from the first quarter of 2017.

•	The new Houston, Pennsylvania, 200-million-cubic-feet-per-day gas processing plant in the Marcellus shale commenced operations.

•	The Argo 200-million-cubic-feet-per-day gas processing plant in the Permian Basin commenced operations.

•	The Sherwood 9 gas processing plant in the Marcellus shale began ramping up operations.

•	The Robinson, Illinois, butane cavern became operational.

Financial Position and Liquidity

As of March 31, MPLX had $2 million in cash, approximately $2.2 billion available through its bank revolving credit facility expiring in July 2022, and $500 million available through its credit facility with MPC. In February, the partnership issued $5.5 billion in unsecured senior notes with a weighted average coupon of approximately 4.4 percent. MPLX used a significant portion of the net proceeds from this offering to repay the $4.1 billion term loan made on Feb. 1 associated with the dropdown transactions. The remaining proceeds were used to repay the outstanding borrowings on the bank revolving credit facility and the credit facility with MPC, as well as for general partnership purposes. The partnership has since increased availability through its credit facility with MPC to $1 billion. The increased borrowing capacity provides additional financing flexibility to MPLX.

The partnership’s $2.7 billion of available liquidity at the end of the first quarter and its access to the capital markets should provide it with sufficient flexibility to meet its day-to-day operational needs and continue investing in organic growth opportunities. The partnership’s debt-to-pro forma adjusted EBITDA ratio was 3.8 times at March 31, 2018. MPLX remains committed to maintaining an investment-grade credit profile.

Segment Results

(In millions)	Three Months Ended March 31
Segment operating income attributable to MPLX LP (unaudited)	2018	2017
Logistics and Storage(a)	$424	$156
Gathering and Processing(a)	350	309

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage(b)	437	142
Gathering and Processing(b)	323	281

(a)	See reconciliation below for details.

(b)	Non-GAAP measure. See reconciliation below for details.

L&S segment operating income and segment adjusted EBITDA increased for the first quarter of 2018 compared with the same period in 2017. The increase was primarily due to the acquisition of the MPLX Terminals, Hardin Street Transportation, Woodhaven Cavern and Ozark Pipeline businesses on March 1, 2017 (which have a full quarter of results in 2018) as well as the acquisition of the refining logistics assets and fuels distribution services on Feb. 1, 2018.

G&P segment operating income and segment adjusted EBITDA increased for the first quarter of 2018 compared with the same period in 2017. The increase was primarily due to increased gathered, processed and fractionated volumes.

See reconciliations below for detail on items not allocable to, or controllable by, any individual segment, which are therefore excluded when evaluating segment performance.

Conference Call

At 11 a.m. EDT today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call by dialing 1-888-606-5719 (confirmation number 6033306) or by visiting MPLX’s website at
http://www.mplx.com and clicking on the “2018 First-Quarter Financial Results” link in the “News & Headlines” section. Replays of the conference call will be available on MPLX’s website through Tuesday, May 15. Investor-related material will also be available online prior to the conference call and webcast at http://ir.mplx.com.

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About MPLX LP

MPLX is a diversified, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire midstream energy infrastructure assets. MPLX is engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of NGLs; the transportation, storage and distribution of crude oil and refined petroleum products; and the refining logistics and fuels distributions services through a marine fleet and approximately 10,000 miles of crude oil and light product pipelines. Headquartered in Findlay, Ohio, MPLX’s assets consist of a network of crude oil and products pipelines and supporting assets, including storage facilities (tank farms) located in the Midwest and Gulf Coast regions of the United States; 62 light-product terminals with approximately 24 million barrels of storage capacity; an inland marine business; storage caverns with approximately 2.8 million barrels of storage capacity; a barge dock facility with approximately 78,000 barrels per day of crude oil and product throughput capacity; tanks with storage capacity of approximately 56 million barrels as well as refinery docks, loading racks and associated piping; and gathering and processing assets that include approximately 5.9 billion cubic feet per day of gathering capacity, 8.4 billion cubic feet per day of natural gas processing capacity and 610,000 barrels per day of fractionation capacity.

Investor Relations Contacts:
Kristina Kazarian (419) 421-2071
Doug Wendt (419) 421-2423
Denice Myers (419) 421-2965

Media Contacts:
Chuck Rice (419) 421-2521
Katie Merx (419) 672-5159

Non-GAAP references
In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA (including segment adjusted EBITDA), distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership’s cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) (benefit) provision for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) impairment expense; (vi) net interest and other financial costs; (vii) (income) loss from equity method investments; (viii) distributions from unconsolidated subsidiaries; (ix) distributions of cash received from equity method investments to MPC; (x) unrealized derivative losses; (xi) other adjustments to equity method investment distributions; and (xii) acquisition costs. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; (iv) equity method investment capital expenditures paid out; and (v) other non-cash items.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distribution declared.

Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (“MPLX”) and Marathon Petroleum Corporation (“MPC“). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPLX and MPC, including strategic initiatives and our value creation plans. You can identify forward-looking statements by words such as “anticipate,” “believe,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “pursue,” “prospective,” “predict,” “project,” “potential,” “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including an increase of the current yield on common units, adversely affecting MPLX’s ability to meet its distribution growth guidance; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein and other proposed transactions; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of MPLX’s capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt on commercially reasonable terms, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to earnings and distribution growth objectives; our ability to manage disruptions in credit markets or changes to our credit rating; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPLX's capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2017, filed with the Securities and Exchange Commission (“SEC”). Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: risks associated with the proposed transaction between MPC and Andeavor, including, but not limited to, our ability to complete the proposed transaction on anticipated terms and timetable, the ability to obtain stockholder and government approval, the ability to satisfy various other conditions to the closing of the proposed transaction, the risk that the cost savings and any other synergies from the proposed transaction may not be fully realized or may take longer to realize than expected, disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers, and risks relating to any unforeseen liabilities of Andeavor; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; our ability to manage disruptions in credit markets or changes to our credit rating; adverse changes in laws including with respect to tax and regulatory matters; changes to the expected construction costs and timing of projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; the impact of adverse market conditions affecting MPC’s midstream business; modifications to MPLX earnings and distribution growth objectives, and other risks described above with respect to MPLX; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2017, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPLX’s Form 10-K or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPLX’s Form 10-K are available on the SEC website, MPLX’s website at http://ir.mplx.com or by contacting MPLX’s Investor Relations office. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office.

Condensed Results of Operations (unaudited)	Three Months Ended March 31
(In millions, except per unit data)	2018	2017
Revenues and other income:
Operating revenue	$712	$532
Operating revenue - related parties	620	324
Income from equity method investments	61	5
Other income	27	25
Total revenues and other income	1,420	886
Costs and expenses:
Operating expenses	422	256
Operating expenses - related parties	178	107
Depreciation and amortization	176	187
General and administrative expenses	69	58
Other taxes	18	13
Total costs and expenses	863	621
Income from operations	557	265
Interest and other financial costs	130	78
Income before income taxes	427	187
Provision for income taxes	4	—
Net income	423	187
Less: Net income attributable to noncontrolling interests	2	1
Less: Net income attributable to Predecessor(a)	—	36
Net income attributable to MPLX LP	421	150
Less: Preferred unit distributions	16	16
Less: General partner’s interest in net income attributable to MPLX LP	—	62
Limited partners’ interest in net income attributable to MPLX LP	$405	$72

Per Unit Data
Net income (loss) attributable to MPLX LP per limited partner unit:
Common - basic	$0.61	$0.20
Common - diluted	0.61	0.19
Weighted average limited partner units outstanding:
Common units – basic	661	362
Common units – diluted	661	367

(a) The pipeline, storage and terminals businesses acquired on March 1, 2017 ("Predecessor").

Select Financial Statistics (unaudited)
	Three Months Ended March 31
(In millions, except ratio data)	2018	2017
Distribution declared:
Common units (LP) - public	$179	$149
Common units - MPC(a)	288	49
GP units - MPC	—	5
Incentive distribution rights - MPC	—	60
Total GP and LP distribution declared	467	263
Redeemable preferred units(b)	16	16
Total distribution declared	$483	$279

Distribution coverage ratio(c)	1.29x	1.29x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$450	$377
Investing activities	(490)	(955)
Financing activities	37	607

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(d)	$760	$423
DCF attributable to GP and LP unitholders(d)	603	338

(a)	MPC agreed to waive $23.7 million in common unit distributions associated with the units received in connection with the Feb. 1 dropdown.

(b)	The preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event, which is outside our control.

(c)	DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

(d)	Non-GAAP measure. See reconciliation below.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	March 31 2018	Dec. 31, 2017
Cash and cash equivalents	$2	$5
Total assets	21,006	19,500
Total debt(a)	11,862	7,332
Redeemable preferred units	1,000	1,000
Total equity	6,978	9,973
Consolidated total debt to LTM pro forma adjusted EBITDA(b)	3.8x	3.6x

Partnership units outstanding:
GP units	—	8
MPC-held common units	505	118
Public common units	289	289

(a)	Total debt includes $0 million and $386 million of outstanding intercompany borrowings classified in current liabilities as of March 31, 2018, and Dec. 31, 2017, respectively.

(b)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $495 million and $416 million of unamortized discount and debt issuance costs as of March 31, 2018, and Dec. 31, 2017, respectively.

Operating Statistics (unaudited)
	Three Months Ended March 31
	2018		2017	% Change
Logistics and Storage
Pipeline throughput (thousands of barrels per day)
Crude oil pipelines	2,006		1,624	24%
Product pipelines	1,056		951	11%
Total pipelines	3,062		2,575	19%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.56		$0.59	(5)%
Product pipelines	0.76		0.76	0%
Total pipelines	0.63		0.65	(3)%

Terminal throughput (thousands of barrels per day)	1,445	—	1,424	1%

Barges at period-end	244		231	6%
Towboats at period-end	20		18	11%

Gathering and Processing
Gathering throughput (mmcf/d)(a)
Marcellus Operations	1,123		926	21%
Utica Operations	1,570		914	72%
Southwest Operations	1,478		1,344	10%
Total gathering throughput	4,171		3,184	31%

Natural gas processed (mmcf/d)(a)
Marcellus Operations	4,114		3,532	16%
Utica Operations	936		1,068	(12)%
Southwest Operations	1,326		1,267	5%
Southern Appalachian Operations	253		265	(5)%
Total natural gas processed	6,629		6,132	8%

C2 + NGLs fractionated (mbpd)(a)
Marcellus Operations	352		291	21%
Utica Operations	43		43	—%
Southwest Operations	16		19	(16)%
Southern Appalachian Operations	12		14	(14)%
Total C2 + NGLs fractionated	423		367	15%

(a)	Includes amounts related to unconsolidated equity method investments on a 100 percent basis.

Reconciliation of Segment Operating Income Attributable to MPLX LP to Income from Operations (unaudited)
	Three Months Ended March 31
(In millions)	2018	2017
L&S segment operating income attributable to MPLX LP	$424	$156
G&P segment operating income attributable to MPLX LP(a)	350	309
Segment portion attributable to equity affiliates	(53)	(40)
Segment portion attributable to Predecessor(b)	—	53
Income from equity method investments	61	5
Other income - related parties	13	11
Unrealized derivative gains(c)	7	16
Depreciation and amortization	(176)	(187)
General and administrative expenses	(69)	(58)
Income from operations	$557	$265

(a)	All Partnership-operated, non-wholly owned subsidiaries are treated as if they are consolidated.

(b)	The operating income of the Predecessor is excluded from segment operating income attributable to MPLX LP prior to the acquisition date.

(c)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)
	Three Months Ended March 31
(In millions)	2018	2017
L&S segment adjusted EBITDA attributable to MPLX LP	$437	$142
G&P segment adjusted EBITDA attributable to MPLX LP	323	281
Adjusted EBITDA attributable to MPLX LP	760	423
Depreciation and amortization	(176)	(187)
Provision for income taxes	(4)	—
Amortization of deferred financing costs	(16)	(12)
Non-cash equity-based compensation	(4)	(3)
Net interest and other financial costs	(114)	(66)
Income from equity method investments	61	5
Distributions from unconsolidated subsidiaries	(68)	(33)
Other adjustments to equity method investment distributions	(22)	—
Unrealized derivative (losses) gains(a)	7	16
Acquisition costs	(3)	(4)
Noncontrolling interest	2	1
Adjusted EBITDA attributable to Predecessor(b)	—	47
Net income (loss)	$423	$187

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP prior to the acquisition date.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)
	Three Months Ended March 31
(In millions)	2018	2017
Net income	$423	$187
Depreciation and amortization	176	187
Provision for income taxes	4	—
Amortization of deferred financing costs	16	12
Non-cash equity-based compensation	4	3
Net interest and other financial costs	114	66
Income from equity method investments	(61)	(5)
Distributions from unconsolidated subsidiaries	68	33
Other adjustments to equity method investment distributions	22	—
Unrealized derivative losses (gains)(a)	(7)	(16)
Acquisition costs	3	4
Adjusted EBITDA	762	471
Adjusted EBITDA attributable to noncontrolling interests	(2)	(1)
Adjusted EBITDA attributable to Predecessor(b)	—	(47)
Adjusted EBITDA attributable to MPLX LP	760	423
Deferred revenue impacts	9	8
Net interest and other financial costs	(114)	(66)
Maintenance capital expenditures	(25)	(12)
Equity method investment capital expenditures paid out	(11)	(2)
Other	—	1
Portion of DCF adjustments attributable to Predecessor(b)	—	2
DCF attributable to MPLX LP	619	354
Preferred unit distributions	(16)	(16)
DCF attributable to GP and LP unitholders	$603	$338

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition date.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)
	Three Months Ended March 31
(In millions)	2018	2017
Net cash provided by operating activities	$450	$377
Changes in working capital items	178	44
All other, net	(3)	(9)
Non-cash equity-based compensation	4	3
Net gain on disposal of assets	—	(1)
Net interest and other financial costs	114	66
Asset retirement expenditures	1	1
Unrealized derivative losses (gains)(a)	(7)	(16)
Acquisition costs	3	4
Other adjustments to equity method investment distributions	22	—
Other	—	2
Adjusted EBITDA	762	471
Adjusted EBITDA attributable to noncontrolling interests	(2)	(1)
Adjusted EBITDA attributable to Predecessor(b)	—	(47)
Adjusted EBITDA attributable to MPLX LP	760	423
Deferred revenue impacts	9	8
Net interest and other financial costs	(114)	(66)
Maintenance capital expenditures	(25)	(12)
Equity method investment capital expenditures paid out	(11)	(2)
Other	—	1
Portion of DCF adjustments attributable to Predecessor(b)	—	2
DCF attributable to MPLX LP	619	354
Preferred unit distributions	(16)	(16)
DCF attributable to GP and LP unitholders	$603	$338

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition date.

Capital Expenditures (unaudited)
	Three Months Ended March 31
(In millions)	2018	2017
Capital Expenditures(a):
Maintenance	$25	$12
Growth	425	271
Total capital expenditures	450	283
Less: Increase in capital accruals	(6)	2
Asset retirement expenditures	1	1
Additions to property, plant and equipment	455	280
Capital expenditures of unconsolidated subsidiaries(b)	54	124
Total gross capital expenditures	509	404
Less: Joint venture partner contributions	14	34
Total capital expenditures, net	495	370
Less: Maintenance capital	25	12
Total growth capital expenditures	$470	$358

(a)	Includes capital expenditures of the Predecessor for all periods presented.

(b)	Capital expenditures includes amounts related to unconsolidated, partnership operated subsidiaries.